Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: 781-250-0111 Telefax: 781-250-0115

FOR IMMEDIATE RELEASE

CONTACT:

Walter C. Herlihy, Ph.D. President and Chief Executive Officer (781) 250-0111, ext. 2000	Laura Whitehouse Vice President, Market Development (781) 250-0111, ext. 2306

Repligen Reports Second Quarter 2006 Financial Results

Company Reports 110% Increase in Total Product Revenue

WALTHAM, MA – November 3, 2005 – Repligen Corporation (NASDAQ: RGEN) today reported results for the second quarter of fiscal year 2006 ended September 30, 2005. Total revenue for the quarter was $2,800,000 compared to total revenue of $1,296,000 for the second quarter of fiscal year 2005. Product revenue for the second quarter was $2,716,000 compared to product revenue of $1,296,000 for the second quarter of fiscal year 2005, an increase of 110%. Gross profit for the second quarter of fiscal year 2006 was $1,844,000 (68%), compared to $593,000 (46%) for the same period in fiscal year 2005. This increase in product revenue and profit margin was primarily due to increased customer demand, change in product mix and decreased royalty obligation for SecreFlo®.

Operating expenses for the second quarter of fiscal year 2006 ended September 30, 2005 were $3,480,000 compared to $3,116,000 for the second quarter of fiscal year 2005. The net loss for the second quarter of fiscal year 2006 was $468,000 or $.02 per share, compared to a net loss of $1,719,000 or $.06 per share for the second quarter of fiscal year 2005. Cash and investments as of September 30, 2005 were $24,875,000 compared to $23,841,000 on March 31, 2005.

For the six-month period ended September 30, 2005, total revenue was $7,038,000 compared to $4,106,000 for the same period in fiscal year 2005, an increase of $2,932,000 or 71%. Gross profit for the six-month period was $4,882,000 (73%) compared to $2,270,000 (55%) for the same period in fiscal year 2005. Operating expenses for the six-month period were $6,838,000 compared to $6,668,000 for the same period in fiscal year 2005. Net profit for the six-month period was $1,719,000 or $.06 per share compared to a net loss of $2,364,000 or $.08 per share in the same period in fiscal year 2005. In the first quarter of fiscal year 2006, the Company recorded as other income $1,170,000 of a previously expensed but disputed royalty obligation that was reversed as a result of the SecreFlo® settlement in May 2005.

“The continued growth of the monoclonal antibody market and strong demand for our Protein A products, has resulted in increased product sales and gross profit,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “We continue to advance the development of our proprietary clinical products while preserving financial stability.”

Update on Product Development Programs

Secretin

•	In October we announced the initiation of a follow-on study to assess the impact of secretin on a surrogate marker for a cognitive deficit characteristic of patients with schizophrenia. This study is being conducted to determine if the preliminary finding that secretin may have had an impact on a cognitive deficit is reproducible and related to drug treatment.

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Repligen Reports Second Quarter 2006 Financial Results, November 3, 2005

•	We are currently conducting a Phase 1 clinical study of secretin in an anxiety disorder called obsessive-compulsive disorder in which the patients receive a subcutaneous dose of secretin three times a week. We expect to complete patient enrollment by the end of the year and to report results of the study in the first quarter of 2006.

Uridine

•	In October we announced that we have entered an expanded agreement with the Stanley Medical Research Institute under which Repligen will receive approximately $1,000,000 of funding for a Phase 2 clinical trial of uridine in bipolar depression. Pending approval by the FDA, we plan to initiate a multi-center, placebo-controlled, proof of principle study in the first quarter of 2006.

Intellectual Property

•	As previously disclosed, Repligen and MIT filed suit against ImClone, alleging that ImClone has infringed U.S. Patent No. 4,663,281 in its production of Erbitux®. Our patent infringement lawsuit is progressing steadily; the discovery phase of the case is nearly complete and the deadline for summary judgment motions is November 30th. Unless there is a settlement or a summary judgment, we expect this case will come to trial in 2006.

•	Bristol-Myers Squibb Corporation announced in September that the FDA Arthritis Advisory Committee unanimously (7-0) recommended approval of Orencia® (CTLA4-Ig), for the treatment of rheumatoid arthritis. The FDA has informed Bristol that it will complete the review of the CTLA4-Ig filing by the end of this year. Bristol stated last week that pending FDA approval, they are evaluating a range of options for the launch of Orencia® in early 2006. We own the rights to a United States patent for the use of CTLA4-Ig for the treatment of various autoimmune diseases, including rheumatoid arthritis, which will remain in force until 2021.

Quarterly Conference Call

Repligen’s President and Chief Executive Officer, Walter C. Herlihy, Ph.D., will host a conference call and webcast on Thursday, November 3rd at 11:00 a.m. EST, to report second quarter fiscal year 2006 financial results and to provide a quarterly update of the Company. This call can be accessed via Repligen’s website at www.repligen.com. If you are unable to access the webcast via the internet, you may also listen to the live broadcast by calling (866) 831-6224 for domestic calls and (617) 213-8853 for international calls, passcode: 20784622. For those who cannot participate in the live conference call, an archive of the audio webcast will be available shortly after the call and may be accessed at www.repligen.com.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company committed to being the leader in the development of novel therapeutics for profound neuropsychiatric disorders and autoimmune disease. Repligen has a Specialty Pharmaceuticals business comprised of rProtein A™ and SecreFlo®, the profits from which will be used to partially support the development of our proprietary products. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

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Repligen Reports Second Quarter 2006 Financial Results, November 3, 2005

SELECTED FINANCIAL DATA

Operating Statement Data:

REPLIGEN CORPORATION

STATEMENTS OF OPERATIONS

	Three months ended September 30,		Six months ended September 30,
	2005	2004	2005	2004
Revenue:
Product revenue	$2,716,000	$1,296,000	$6,728,000	$4,106,000
Research revenue	84,000	—	310,000	—

Total revenue	2,800,000	1,296,000	7,038,000	4,106,000
Operating expenses:
Cost of product revenue	872,000	703,000	1,846,000	1,836,000
Research and development	1,325,000	1,274,000	2,514,000	2,663,000
Selling, general and administrative	1,283,000	1,139,000	2,478,000	2,169,000

Total operating expenses	3,480,000	3,116,000	6,838,000	6,668,000

Income (loss) from operations	(680,000)	(1,820,000)	200,000	(2,562,000)

Investment income	212,000	101,000	349,000	198,000
Other income	—	—	1,170,000	—

Net income (loss)	$(468,000)	$(1,719,000)	$1,719,000	$(2,364,000)

Earnings Per Share:
Basic	$(0.02)	$(0.06)	$0.06	$(0.08)
Diluted	$(0.02)	$(0.06)	$0.06	$(0.08)
Weighted average shares outstanding:
Basic	30,098,000	30,058,000	30,096,000	30,051,000
Diluted	30,098,000	30,058,000	30,607,000	30,051,000

Balance Sheet Data:

	September 30, 2005	March 31, 2005
Cash and investments	$24,875,000	$23,841,000
Total assets	29,090,000	27,607,000
Stockholders’ equity	26,038,000	24,290,000

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance, management’s strategy, plans and objectives for future operations, clinical trials and results and product development and manufacturing plans and performance such as the anticipated growth in the monoclonal antibody market and projected growth in product sales, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of product revenues and profits, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen’s filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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